Exhibit 10.1

WAIVER AND AMENDMENT

This Waiver and Amendment (this “Waiver”) is made effective as of November 29, 2019, by and between Acerus Pharmaceuticals Corporation, a Canadian corporation, having offices at 2486 Dunwin Drive, Mississauga, ON L5L IJ9, Canada (“Acerus”), and Aytu Bioscience, Inc., Delaware corporation, having offices at 373 Inverness Parkway, Suite 206, Englewood, CO 80112 (“Aytu”). Reference is made herein to the Amended and Restated License and Supply Agreement, dated as of July 29, 2019 (the “Agreement”), by and between Acerus and Aytu. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, Section 2.5(a) of the Agreement provides that the closing of the Agreement and the other transactions contemplated thereby shall take place following the satisfaction or waiver (to the extent not prohibited by Applicable Law) of the conditions set forth in Section 2.5(c) of the Agreement, which requires that Acerus raise at least $10,000,000 of gross proceeds of additional capital through one or more series of transactions occurring prior to the date that is six months after the A&R Signing Date (the “Closing Condition”);

WHEREAS, the Parties desire to waive the Closing Condition, as well as certain other closing deliverables, and to close the transactions contemplated by the Agreement as of November 29, 2019;

WHEREAS, in connection with the A&R Closing, the Parties desire to set forth certain additional amendments and agreements of the Parties relating to, among other things, the Sales Representatives on each Party’s Sales Force; and

WHEREAS, in accordance with Section 15.9 of the Agreement the Parties desire to set forth the waivers, amendments and agreements described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.      A&R Closing. The Parties hereby agree to waive as of the date hereof: (a) the Closing Condition set forth in Section 2.5(c) of the Agreement and (b) the requirement set forth in Section 2.5(d)(i)(2) that Acerus deliver at the A&R Closing a certificate certifying that the capital raise has been closed. Accordingly, A&R Closing Date shall occur simultaneously with the execution of this Waiver, and Acerus shall deliver the following deliverables set forth in Section 2.5(d) promptly following the A&R Closing Date and in any event no later than December 6, 2019:

a.
Acerus shall deliver, or cause to be delivered, to Aytu (i) a payment of $[●] to reimburse Aytu for half of specific direct costs that were previously paid by Aytu to Acerus associated with serialization of Product and (ii) a payment of $[●], which is its portion of the 2020 FDA user fee; and

2.      Transfer of Regulatory Submissions. Promptly following the A&R Closing (and in any event within ten (10) Business Days thereafter, the Parties agree to cooperate in good faith to execute and submit all letters and documents necessary to transfer the Product NDA to Acerus, in accordance with Section 4.1 of the Agreement.

3.      Sales Force Matters.

a.
Employee Transition. In accordance with Section 6.2(c) of the Agreement, the Parties agree that the individuals listed on Schedule 1 attached hereto (the “Transitioned Employees”) will be transitioned to Acerus as of December 1, 2019 in accordance with this Section 3.

i.
Promptly following the A&R Closing Date, Aytu will execute and deliver to each Transitioned Employee a letter, in substantially the form attached hereto as Exhibit A, describing such transition, including the proposed formal transfer of employment to Acerus (the “Transition Letter”). Aytu will use commercially reasonable efforts to ensure that each Transitioned Employee promptly executes a Transition Letter.

ii.
In connection with such transition, from December 1, 2019 until the date on which the Parties and the applicable Transitioned Employee mutually agree to formally transfer such Transitioned Employee’s employment to Acerus, but in no case later than June 30, 2020, (such period, the “Employee Transition Period”), Acerus shall (A) assume commercial responsibility and costs for the sales territories for which such Transitioned Employees are responsible, as listed on Schedule 1, as well as the additional sales territories listed on Schedule 1 for which a Sales Representative is not currently assigned, and (B) assume sole responsibility for management direction and hiring and firing decisions regarding such Transitioned Employee. The Parties intend that during the Employee Transition Period the Transitioned Employees will present themselves during Details as representatives of Acerus (or its Affiliate), including carrying Acerus business cards, and will report directly to the applicable members of Acerus’ management team. For clarity, following December 1, 2019, Aytu will ensure that none of its Sales Representatives Detail or otherwise Promote the Product in the sales territories listed on Schedule 1 in the Acerus Sales Channel (as defined in the A&R Agreement).

iii.
During the Employee Transition Period, Aytu shall maintain such Transitioned Employee on its payroll and other administrative plans as an employee of Aytu, subject to voluntary resignation by such Transitioned Employee and Ordinary Course Terminations and Reassignments, as determined by Acerus; provided that, for clarity, in no event shall Aytu terminate employment of or reassign any Transitioned Employee during the Employee Transition Period without Acerus’ prior written consent.

b.
Employee Costs. During the Employee Transition Period, all employment and other direct costs associated with the Transitioned Employees (i.e., meal budget, car reimbursement, travel, etc.) set forth on Schedule 2 (the “Employee Costs”) will be paid for by Acerus on a quarterly basis (in arrears), which amounts will be deducted from the quarterly Acerus Commissions Payments payable by Aytu to Acerus pursuant to Section 7.1(a) of the Agreement. For the avoidance of doubt, the Employee Costs set forth on Schedule 2 are actual costs incurred by Aytu from January through October 31, 2019 (T&E costs) and November 15, 2019 (all other Employee Costs) are illustrative of the expected Employee Costs. Actual Employee Costs for which Aytu will be reimbursed by Acerus are expected to differ based on Transitioned Employees’ actual sales performance, medical and other benefit plan selections for calendar 2020, travel, meal spending, car utilization, etc. following Closing. If the Employee Costs for a given quarter exceed the Acerus Commissions Payment for such quarter, such negative balance will be rolled over to the next quarter; provided, that if Employee Costs exceed Acerus Commissions Payments for three consecutive quarters, any remaining balance payable to Aytu will be paid by Acerus at the end of the next quarter.

c.
Transition Period Activities.

i.
The Parties acknowledge and agree that Schedule 6.2(a) of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 3.

ii.
In addition to the activities described on Schedule 3, the Parties agree that until the earlier of (1) written notice from Acerus and (2) June 30, 2020, Aytu will continue to provide the following materials and access to Acerus and the Transitioned Employees:

1.
Promotional Materials in amounts and at times consistent with that which was provided to the Transitioned Employees as Aytu employees prior to the A&R Closing Date;

2.
Access to the call reporting and data management tools specific to the Transitioned Employees and their respective customers and territories/region; and

3.
The items set forth on Schedule 4 hereto.

d.
Sales Force Size Requirements.

i.
The Parties hereby acknowledge and agree that the requirements for the Aytu Product-Specific Sales Force set forth in Section 6.3(a)(i)(1) of the Agreement shall be deleted in their entirety and replaced with the following:

“(1) for the first twelve (12) months following the A&R Closing Date, a number of Sales Representatives on a Full Time Basis that is not less than twenty (20) and a mutually agreed number of sales force managers appropriate to manage the Sales Representatives;”

ii.
The Parties hereby acknowledge and agree that the requirements for the Acerus Product-Specific Sales Force set forth in Section 6.3(a)(ii)(1)-(2) of the Agreement shall be deleted in their entirety and replaced with the following:

“(1) at least fifteen (15) Sales Representatives on a Full Time Basis on the date that is the twelve (12)-month anniversary of the A&R Closing Date; and”

For clarity, the Transitioned Employees shall count towards the requirements for the Acerus Product-Specific Sales Force during the Employee Transition Period.

iii.
After the first twelve (12) months following the A&R Closing Date, each Party will be responsible for employing a Product-Specific Sales Force consistent with the requirements set forth in Section 6.3 of the Agreement.

4.      This Waiver shall be effective immediately after its due execution by the undersigned. This Waiver may be executed in any number of counterparts, each such counterpart shall be deemed an original instrument, and all such counterparts together shall constitute but one agreement. This Waiver may be executed and delivered by email (.pdf), and upon such delivery the email (.pdf) signature will be deemed to have the same effect as if the original signature had been delivered. This Waiver shall be governed by the internal law of the State of Delaware, without regard to its principles of conflicts of laws.

5.      Except for the specific provisions waived or amended herein, the Agreement shall remain in full force and effect and in accordance with its terms. This Waiver shall be limited solely for the purpose and to the extent expressly set forth herein and nothing herein expressed or implied shall constitute an amendment, supplement, modification or waiver to any of other term, provision or condition of the Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver to be executed by their duly authorized representatives, as of the date first written above.

ACERUS PHARMACEUTICALS CORPORATION

By:        /s/ Edward Gudaitis
Name:   Edward Gudaitis
Title:     President and Chief Executive Officer

AYTU BIOSCIENCE, INC.

By:        /s/ Joshua Disbrow
Name:   Joshua Disbrow
Title:    Chief Executive Officer

[Signature Page to Waiver]

Schedule 1

Transitioned Employees and Territories

[Omitted Intentionally]

Schedule 2

Employee Costs*

[Omitted Intentionally]

Schedule 3

Schedule 6.2(a)
Transition Period Activities

[Omitted Intentionally]

Schedule 4

[Omitted Intentionally]

Exhibit A

Form of Transition Letter